EXHIBIT 12





                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In Thousands, except ratio)

                                                                              For the six months ended
                                                                                        June 30,

                                                                              1999                   1998
-------------------------------------------------------------------------------------------------------------
EARNINGS
Pre-tax income                                                                $19,528                $25,516
Fixed charges                                                                   6,492                  7,900
                                                               ----------------------------------------------
Total(a)                                                                      $26,020                $33,416
                                                               ==============================================
FIXED CHARGES
Interest expense and amortization of debt discount
and premium on all indebtedness                                                $6,082                 $7,463
Interest portion of rental expense                                                410                    437
                                                               ----------------------------------------------
Total fixed charges (b)                                                        $6,492                 $7,900
                                                               ==============================================

Ratio of earnings to fixed charges(a)/(b)                                        4.0x                   4.2x
                                                               ==============================================